EXHIBIT 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Plumas Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, no par value	457(c), 457(f)(1)	1,072,142	$43.6375	$46,785,596.53	0.00015310	$7,162.87
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$46,785,596.53		$7,162.87
	Total Fee Offsets							—
	Net Fee Due							$7,162.87

(1)

Represents the maximum number of shares of Plumas Bancorp common stock that could be issued in the merger with Cornerstone Community Bancorp based upon the fixed exchange ratio set forth in the Agreement and Plan of Merger and Reorganization dated as of January 28, 2025.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(c)  and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was computed in accordance with Rule 457(c) by multiplying (a) $43.6375, the average of the high and low prices per share of Plumas Bancorp common stock on March 27, 2025, as reported on The NASDAQ Global Market, LLC, by (b) 1,072,142, the estimated maximum possible number of shares of Plumas Bancorp common stock that may be exchanged in the merger.